Exhibit 10.07

EMPLOYMENT AGREEMENT{PRIVATE}

This Agreement is made and entered into as of the 27th day of June 2013 by and between BANK OF GUAM, a Guam corporation (herein called the “Bank”) and WILLIAM D. LEON GUERRERO, (herein called the “Executive Vice President”) (herein called “Agreement”).

NOW, THEREFORE, in consideration of the mutual promises of the parties to the Agreement, it is hereby agreed as follows:

1. Employment. Bank hereby designates and employs Executive Vice President, and Executive Vice President hereby accepts employment with Bank, as its Executive Vice President and Chief Operating Officer.

2. Term. This Agreement shall be effective from June 1, 2013 and terminating on May 31, 2018.

3. Duties. Executive Vice President shall be the Chief Operating Officer of the Bank, and shall, subject to the control of the Board of Directors of said Bank, have general supervision, direction and control of the business and affairs of the Bank. Executive Vice President shall have the general powers and duties of management usually vested in the office of the Executive Vice President of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors of the Bank, or the By-Laws. In connection therewith, upon direction of the Board of Directors, Executive Vice President shall make necessary and reasonable business trips for which he will be reimbursed or expenses will be provided in accordance with such regulations as may be established by the Board of Directors. Included herewith shall be trips to visit with officials of correspondent banks and technical seminars as may be available.

4. Extent of Services. Executive Vice President shall devote his full time, attention and energy to the business of Bank and shall not, during the term of this Agreement, be engaged in any other business activities, unless such activities are reasonably determined by the Board of Directors of Bank not to be in competition or in conflict with the commercial banking business of Bank.

5. Base Compensation. As regular compensation for Executive Vice President’s services hereunder, Bank shall pay Executive Vice President an annual base salary of Two Hundred Fifty Two Thousand Dollars and 00/100 ($252,000.00) during each year of the term hereof, payable in equal installments not less frequently than monthly (herein called “Base Compensation”).

6. Adjustments to Base Compensation. The Base Compensation shall be adjusted annually to reflect the increase, if any, in the cost-of-living by adding thereto an amount obtained by multiplying the Base Compensation by the percentage of which the level of the Consumer Price Index for the United States has increased over its level as of the date of commencement of the term of Agreement (herein called, together with Base Compensation, the “Adjusted Base Compensation”).

Following the end of each year of this Agreement and within thirty (30) days after the release of the United States Bureau of Labor Statistics of the figures for such year, Bank shall pay to the Executive Vice President the amount of any additional compensation to which he is entitled as a result of such cost-of-living adjustment.

7. Incentive Bonus. As an incentive to Executive Vice President for his continuing services and contributions to the growth and profitability of Bank, Executive Vice President shall be paid, in addition to his Adjusted Base Compensation, an Incentive Bonus as follows:

(a) Subject to the quarterly adjustments at Section 8 below, an amount equal to one hundred seventy-five basis points (1.75%) of current net profits of the Bank after taxes or One Hundred Fifty Thousand Dollars ($150,000.00), whichever is less, payable in capital stocks of the Bank or in cash, or combination, at the option of Executive Vice President. The maximum amount shall be subject to review by the Board of Directors of Bank annually and appropriate adjustments shall then be made.

(b) The Incentive Bonus shall be computed and payable quarterly, within fifteen (15) days following each quarter except that each of the first quarterly payments of the Incentive Bonus shall be subject to adjustment, either increase or decrease, depending on the Bank’s final audited financial statements of the preceding year by the Bank’s independent accountants.

(c) At the option of the Executive Vice President, the Board of Directors are authorized to defer up to One Hundred Thousand Dollars ($100,000) of the annual incentive bonuses payable by receiving, in lieu of cash, fully vested Phantom Stock Units paying dividend equivalents, such Phantom Stock Units to equal the amount deferred, coupled with an option to purchase at the then fair market value three (3) shares of the Common Stock of the Bank of Guam for each one Phantom Stock Unit granted.

(d) Executive Vice President shall have the right to (1) continue to hold both the Phantom Stock Units and the Stock Options and receive on each Phantom Stock Unit an amount equivalent to the dividend paid on each share of Common Stock (the “Dividend Equivalent”); or (2) tender his Phantom Stock Units to the Bank for purchase by the Bank at the then fair market value; or (3) exercise his Stock Options. Upon tender by Executive Vice President of his Phantom Stock Units for cash he will forfeit his rights to the Stock Options; or upon exercise of his Stock Options he will forfeit his rights to the Phantom Stock Units and the Dividend Equivalents.

8. Adjustments To Bonus. On an annual basis, the Executive Vice President shall submit an annual budget and strategic plan to the Board. Based upon the criteria contained within the budget and strategic plan, the Incentive Bonus of the Executive Vice President shall be adjusted on a quarterly basis as follows:

(a) If the then current Return on Equity (ROE) of the Bank is below the preceding three-year average ROE of the Bank, then the Incentive Bonus shall be reduced by ten percent (10%);

(b) If the then current Return on Assets (ROA) of the Bank is less than that of the Bank’s peer group as published in the Federal Deposit Insurance Corporation’s (FDIC) Uniform Bank Performance Report, then the Incentive Bonus shall be reduced by ten percent (10%);

(c) If the then current Bank’s FDIC Commercial Examination Composite Rating (FDIC Rating) is 2 or better, there shall be no reduction to the Incentive Bonus; if the FDIC Rating is 3, then Incentive Bonus shall be reduced by fifteen percent (15%); if the FDIC Rating is 4, then the Incentive Bonus shall be reduced by fifty percent (50%); if the FDIC Rating is 5, then the Incentive Bonus shall be reduced by one-hundred percent (100%);

(d) If the then current Total Adversely Classified Items to Tier 1 Capital of the Bank plus the Allowance for Loan and Lease Losses is greater than twenty-five percent (25%), then the Incentive Bonus shall be reduced by ten percent (10%);

(e) If the Efficiency Ratio of the Bank does not meet the following goals of the Bank, the Incentive Bonus shall be reduced by five percent (5%):

Year	Goal
2013	75%
2014	74%
2015	73%
2016	72%
2017	71%

For purposes of this Section 8, the ROA, ROE, FDIC Rating, Total Adversely Classified Items to Tier 1 Capital, Allowance for Loan and Lease Losses and Efficiency Ratio shall all be derived from any report of management submitted to the Board of Directors at the Board Meeting immediately preceding the date of any adjustment. If any dispute arises as to the calculations of any of such figures, the Compensation Committee, subject to Board approval, shall make the sole determination of such figures using whatever resources the Committee shall deem reasonably necessary. Attached to this Agreement and made a part hereof by this reference as Exhibit A, is a worksheet, which shall be used by the Bank to calculate the Incentive Bonus of the Executive Vice President.

9. Other Compensation or Benefits. In addition to the Adjusted Base Compensation and Incentive Bonus and any other compensation provided hereunder, Bank shall provide Executive Vice President with the following:

(a) A one-month vacation, at full pay.

(b) A health insurance, an accident insurance and disability insurance of a type and in an amount generally made available by Bank to its executive employees, at Bank’s sole cost and expense.

(c) A group term life insurance that is generally available to Bank’s executive employees, at Bank’s sole expense and cost. As additional consideration for the making of this Agreement by the Executive Vice President, the Bank agrees that such policy shall at Bank’s sole cost and expense be maintained in full force and effect at all times from the date hereof, if conditions of Bank’s group insurance coverage permit, during the remaining life of the Executive Vice President, and until his death, notwithstanding and regardless of the conclusion of term of this Agreement, the termination of employment of the Executive Vice President by the Bank in the capacity of Executive Vice President or any change in the capacity of his employment or the terms or conditions thereof, and without any condition whatsoever other than the making of this Agreement.

(d) A motor vehicle, at Bank’s sole cost and expense, together with comprehensive insurance including public liability, in amounts not less than the amount required by law. All reasonable operating expenses shall be paid by Bank.

(e) A membership in a golf and country club located within the Bank’s service area, at Bank’s sole cost and expense. Upon termination of this Agreement, Bank’s obligation to pay the fixed monthly dues for such membership shall cease and the ownership of such membership shall vest in the Executive Vice President, provided, however, that Executive Vice President continues to pay such fixed monthly dues from the date of termination.

(f) Free utilities—power, water, sewer, telephone—at the Executive Vice President’s primary residence.

(g) A life insurance on such terms as is mutually agreeable between the parties, at Bank’s sole expense and cost, in the sum of $500,000.00.

(h) A bank owned life insurance that offers retirement benefits that is or will be made generally available to Bank’s executive employees, at Bank’s sole expense and cost.

10. Business Expenses. Bank shall pay or reimburse Executive Vice President upon submission of an itemized account by him for all reasonable business expenses incurred by Executive Vice President in promoting, pursuing or otherwise furthering the business of Bank, including, but not limited to expenses for travel, meals, hotel accommodations, entertainment, gifts and the like.

11. Payments Following Disability. Upon the permanent disability of the Executive Vice President, Bank shall pay to the Executive Vice President, or his assigns, the Adjusted Base Compensation, together with all Incentive Bonuses, for the remainder of the term of this Contract.

12. Successors and Assigns. This Agreement and all the terms and conditions hereof shall be binding upon and inure to the benefit of the Bank, including any successor entity to Bank by liquidation, merger, consolidation, reorganization, sale of assets or otherwise, and to the Executive Vice President, and when applicable, to his heirs, successors and assigns.

13. Retirement Plans. Executive Vice President may participate in any retirement plan of Bank and to receive payments thereunder. In addition, the bank will provide employee with a Supplemental Executive Retirement Plan as described in the attached Exhibit B.

14. Non-Assumption. The services to be performed by Executive Vice President under this Agreement are personal to him, and may not be assumed by any other party except with Bank’s prior written consent.

15. Entire Agreement. The making and execution of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those expressed herein. This Agreement embodies the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless specifically referred to herein by reference.

16. Amendments. This Agreement and any term hereof may be changed, waived, discharged, or terminated only by an instrument in writing signed by the party against whom enforcement of such change, waiver, discharge or termination is or would be sought and without the necessity of additional consideration.

17. Notices. All communications and notices hereunder shall be deemed to have been properly given or served for all purposes when personally delivered to the party to whom it is directed, or in lieu of such personal service, if received by certified or registered United States mail, postage prepaid, at the following addresses:

If to Bank at:	P.O. Box BW
Hagatna, Guam 96932

If to Executive Vice President at:	P.O. Box 92
Hagatna, Guam 96932

Either party may change the address provided above by giving written notice of such change to the other party as herein provided.

18. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of the prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

19. Law. This Agreement shall be governed under and construed in accordance with the laws of Guam.

20. Attorney’s Fees. In the event of any action, suit or proceeding brought under or in connection with this Agreement, the prevailing party therein shall be entitled to recover, and the other party thereto agrees to pay, costs and expenses in connection therewith including reasonable attorney’s fees, disbursements and expenses.

21. Board Approval. This Contract is made pursuant to the Resolution of the Board of Directors adopted unanimously at its regular monthly meeting on April 22, 2013.

22. Headings. The headings of the sections of this Agreement have been included for convenience of reference only and shall in no way restrict or modify any of the terms or provisions thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above mentioned.

BANK OF GUAM, a Guam corporation
(herein called the “Bank”)

By:	/s/ LOURDES A. LEON GUERRERO
Lourdes A. Leon Guerrero,
Its Authorized Representative

/s/ WILLIAM D. LEON GUERRERO
William D. Leon Guerrero,
(“herein called the Executive Vice President”)

“EXHIBIT A”

William D. Leon Guerrero

Period Calculated:

Process Date:

Net Income		Bonus
		—	Incentive Parameters		Reduce Total Incentive by:
(Bonus = 1.75% of Net Income)			ROE		10%
			ROA		10%
			Composite Rating	2	3=15%	4=50%	5=100%
Parameters:	Actual	Reductions	Total Adversely Classified Items/Tier 1 Capital + ALLL greater than:	25.00%	10%
ROE (=IF(B11<G7, C6*0.1,0)		—	Efficiency Ratio (2013)	75.00%	5%
ROA (=IF(B11<G8, C6*0.1,0)		—
Composite
TACI/T1C+ALLL		—	ROE
Efficiency Ratio		—

Total Reductions		—
			Prior Three Year Average	0.00%

Total Bonus		—	* UBPR ROA
Total Bonus	(A)	—
		—	* Change upon Availability

			Net Profit 2013
Paid Y-T-D			1st Qtr
			2nd Qtr	—
1st Qtr Bonus		—	3rd Qtr	—
2nd Qtr Bonus			4th Qtr	—

3rd Qtr Bonus			Total Full Year	—

4th Quarter Bonus
		—

Annual Incentive Bonus Limitation		150,000.00
Divided by 4 Quarters		4

If (A) is greater than or equal to (B) then (B)

If (A) is lesser than or equal to (B) then (A)

“EXHIBIT B”

Bank of Guam Salary Continuation Agreement

Revised 03.30.11

© 2011 Clark Consulting

This document is provided to assist your legal counsel in documenting your specific arrangement. The laws of the various states may differ considerably, and this specimen is for general information only. It is not a form to be signed, nor is it to be construed as legal advice. Failure to accurately document your arrangement could result in significant losses, whether from claims of those participating in the arrangement, from the heirs and beneficiaries of participants, or from regulatory agencies such as the Internal Revenue Service, the Department of Labor, or bank examiners. License is hereby granted to your legal counsel to use these materials in documenting solely your arrangement.

In general, if your bank is subject to SEC regulation, implementation of this or any other executive or director compensation program may trigger rules requiring certain disclosures on Form 8-K within four days of implementing the program. Consult with your SEC attorney, if applicable, to determine your responsibilities under the disclosure rules.

IMPORTANT NOTICE ON CODE SECTION 409A COMPLIANCE

It is critical that you consult with your legal and tax advisors to determine the impact of Internal Revenue Code Section 409A to your particular situation. On April 10, 2007 the Treasury Department issued final regulations implementing the requirements of Section 409A which apply to nonqualified deferred compensation arrangements.

Bank of Guam

Salary Continuation Agreement

BANK OF GUAM

SALARY CONTINUATION AGREEMENT

This SALARY CONTINUATION AGREEMENT (this “Agreement”) is entered into this 1 day of April, 2011, by and between Bank of Guam, a commercial bank located in Hagatna, Guam (the “Bank”), and William D. Leon Guerrero (the “Executive”).

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Accrual Balance” means the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to the Executive under this Agreement, by applying Accounting Standards Codification 710-10 and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied.

1.2	“Beneficiary” means each designated person or entity, or the estate of the deceased Executive entitled to benefits, if any, upon the death of the Executive.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.5	“Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and regulations thereunder.

1.6	“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date.

1.7

“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical

Bank of Guam

Salary Continuation Agreement

or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of disability insurance covering employees or directors of the Bank provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.8	“Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance. The initial Discount Rate is six percent (6%). However, the Plan Administrator, in its discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.

1.9	“Early Termination” means the Executive’s Separation from Service before attainment of Normal Retirement Age except when such Separation from Service occurs within twenty-four (24) months following a Change in Control or due to death or Termination for Cause.

1.10	“Effective Date” means April 1, 2011.

1.11	“Normal Retirement Age” means ten (10) Years of Participation.

1.12	“Plan Administrator” means the Board or such committee or person as the Board shall appoint.

1.13	“Plan Year” means each twelve (12) month period commencing on April 1 and ending on March 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following March 31.

1.14	“Separation from Service” means termination of the Executive’s employment with the Bank for reasons other than death or Disability. Whether a Separation from Service has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months).

1.15

“Specified Employee” means an employee who at the time of Separation from Service is a key employee of the Bank, if any stock of the Bank is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key

Bank of Guam

Salary Continuation Agreement

employee if the employee meets the requirements of Code Section 416(i)(l)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

1.16	“Termination for Cause” means Separation from Service for:

(a)	Gross negligence or gross neglect of duties to the Bank;

(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Bank.

1.17	“Years of Participation” means the consecutive twelve (12) month period beginning on the Effective Date of this Agreement and any twelve (12) month anniversary thereof during the entirety of which time the Executive is a participant in this Agreement.

Article 2

Distributions During Lifetime

2.1	Normal Retirement Benefit. Upon Separation from Service on or after Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. If Separation of Service occurs at Normal Retirement Age, the annual benefit under this Section 2.1 is One Hundred Thousand Dollars ($100,000). If Separation from Service occurs after Normal Retirement Age, the Bank shall credit interest on the Accrual Balance at the Discount Rate until Separation from Service. Upon Separation from Service after Normal Retirement Age the annual benefit under this Section 2.1 is the amount necessary to amortize the Accrual Balance as of the date of Separation from Service over fifteen (15) years.

2.1.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Separation from Service. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.2	Early Termination Benefit. If Early Termination occurs, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

Bank of Guam

Salary Continuation Agreement

2.2.1	Amount of Benefit. The annual benefit under this Section 2.2 shall be the Normal Retirement Benefit described in Section 2.1.1 above multiplied by the vesting percentage below.

Date on Which Separation from Service Occurs	Vesting Percentage
On or prior to 3/30/2016	0%
3/31/2016 to 3/30/2017	50%
3/31/2017 to 3/30/2018	60%
3/31/2018 to 3/30/2019	70%
3/31/2019 to 3/30/2020	80%
3/31/2020 to 3/30/2021	90%
On or after 3/31/2021	100%

2.2.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.3	Disability Benefit. If the Executive experiences a Disability prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The annual benefit under this Section 2.3 is one hundred percent (100%) of the Accrual Balance determined as of the end of the Plan Year preceding such Disability.

2.3.2	Distribution of Benefit. The Bank shall distribute the benefit to the Executive in one hundred eighty (180) equal monthly installments commencing on the first day of the month following the determination of Disability.

2.4	Change in Control Benefit. If a Change in Control occurs followed within twenty-four (24) months by Separation from Service prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1	Amount of Benefit. The benefit under this Section 2.4 is one hundred percent (100%) of the Accrual Balance determined as of the end of the Plan Year preceding Separation from Service.

2.4.2	Distribution of Benefit. The Bank shall distribute the benefit to the Executive in a lump sum within sixty (60) days following Separation from Service.

2.4.3	Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, and to the extent allowed by Code Section 409A, if any benefit payment

Bank of Guam

Salary Continuation Agreement

under this Section 2.4 would be treated as an “excess parachute payment” under Code Section 280G, the Bank shall reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment.

2.5	Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Section 2.5 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Executive due to Separation from Service are limited because the Executive is a Specified Employee, then such distributions shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service. All subsequent distributions shall be paid in the manner specified.

2.6	Distributions Upon Taxation of Amounts Deferred. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Executive becomes subject to tax on the amounts deferred hereunder, then the Bank may make a limited distribution to the Executive in a manner that conforms to the requirements of Code section 409A. Any such distribution will decrease the Executive’s benefits distributable under this Agreement.

2.7	Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Section 8.1, amend this Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;

(b)	must, for benefits distributable under Section 2.2, be made at least twelve (12) months prior to the first scheduled distribution;

(c)	must, for benefits distributable under Sections 2.1, 2.2 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the amendment is made.

Article 3

Distribution at Death

3.1	Death During Active Service. If the Executive dies prior to Separation from Service, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of any benefit under Article 2.

3.1.1	Amount of Benefit. The benefit under this Section 3.1 is one hundred percent (100%) of the Accrual Balance determined as of the end of the Plan Year preceding death.

3.1.2	Distribution of Benefit. The Bank shall distribute the benefit to the Beneficiary in a lump sum within sixty (60) days following the Executive’s death. The Beneficiary shall be required to provide the Executive’s death certificate to the Bank.

Bank of Guam

Salary Continuation Agreement

3.2	Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining Accrual Balance in a lump sum within sixty (60) days following the Executive’s death. The Beneficiary shall be required to provide the Executive’s death certificate to the Bank.

3.3	Death Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement but dies prior to the date that commencement of said benefit distributions are scheduled to be made under this Agreement, the Bank shall distribute to the Beneficiary the Accrual Balance in a lump sum within sixty (60) days following the Executive’s death. The Beneficiary shall be required to provide the Executive’s death certificate to the Bank.

Article 4

Beneficiaries

4.1	In General. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Executive participates.

4.2	Designation. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Executive’s spouse and returned to the Plan Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

Bank of Guam

Salary Continuation Agreement

4.4	No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, any benefit shall be paid to the Executive’s estate.

4.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.

Article 5

General Limitations

5.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive’s employment with the Bank is terminated by the Bank or an applicable regulator due to a Termination for Cause.

5.2	Suicide or Misstatement. No benefit shall be distributed if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

5.3	Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act. Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, shall be subject upon compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments and any other regulations or guidance promulgated thereunder.

Article 6

Administration of Agreement

6.1

Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including

Bank of Guam

Salary Continuation Agreement

interpretations of this Agreement, as may arise in connection with this Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

6.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as the Plan Administrator sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.

6.3	Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

6.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.

6.5	Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Executive’s death, Disability or Separation from Service, and such other pertinent information as the Plan Administrator may reasonably require.

6.6	Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 7

Claims And Review Procedures

7.1	Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

Bank of Guam

Salary Continuation Agreement

7.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of this Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:

7.2.1	Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4

Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require

Bank of Guam

Salary Continuation Agreement

additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of this Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments and Termination

8.1	Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Code Section 409A.

8.2	Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. The benefit shall be the Accrual Balance as of the date this Agreement is terminated. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3	Plan Terminations Under Code Section 409A. Notwithstanding anything to the contrary in Section 8.2, if the Bank terminates this Agreement in the following circumstances:

(a) Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of this Agreement and farther provided that all the Bank’s arrangements which are substantially similar to this Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such termination;

Bank of Guam

Salary Continuation Agreement

(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under this Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the Accrual Balance, determined as of the date of the termination of this Agreement, to the Executive in a lump sum subject to the above terms.

Article 9

Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank nor interfere with the Bank’s right to discharge the Executive. It does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4	Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements, including those under Code Section 409A.

9.5	Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of Guam except to the extent preempted by the laws of the United States of America.

Bank of Guam

Salary Continuation Agreement

9.6	Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7	Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.

9.12	Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

9.13	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

P.O. Box 92
HAGATNA GUAM
96932

Bank of Guam

Salary Continuation Agreement

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive.

9.14	Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

9.15	Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE:	BANK:

Bank of Guam

By:

William D. Leon Guerrero	Title:	President